KoreClient Spotlight: Manny Villafaña, CEO and Founder of Medical21

by Hannah Melotto (https://www.koreconx.com/author/hannahkoreconx-com/) | Thursday February 17, 2022


KoreConX
INTERVIEW WITH
Manny Villafaña
Founder and Chairman/CEO
CPI/Guidant/Boston Sci.
St. Jude Medical/Abbott
ATS Medical/Medtronic Medical 21
LSI USA '22
DANA POINT, CALIFORNIA
EMERGING MEDTECH SUMMIT
Monarch Beach Resort | Waldorf Astoria

Manny Villafaña has a long track record of innovation in the medtech space, delivering solutions to improve cardiac care and surgical procedures. In his latest venture, Manny is creating a product that will change the way cardiac bypass surgeries are performed, improving patient outcomes.

We sat down with Manny to discuss his company, the medtech space, and how Reg A+ is helping Medical 21 raise money.

Q: Can you tell me a little about your company and how it impacts customers and the industry as a whole?

A: Medical 21 is the 8th company in a series of companies that I have formed since 1972. The first company I started was a company that made the first long-life pacemakers and was called CPI/Guidant, which was eventually sold to Boston Scientific. Each com
has been focused on improving the technologies used in caring for cardiac patie

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Medical 21 has developed a small diameter coronary artery graft to be used in heart bypass surgery. Instead of harvesting blood vessels from a patient's legs, arms, and chest, we developed this synthetic graft. Rather than pulling the needed vessel from elsewhere in the body, surgeons can pull it out of a package. This is an enormous market, larger than all the pacemakers, heart valves, and defibrillators combined. We are at the stage where we are seeking regulatory approvals to begin clinical trials domestically and internationally.

Q: Besides not having to harvest blood vessels, what is the benefit of this synthetic graft?

A: Medical 21's technology helps doctors not need to open up a patient's body to take vessels out of the legs or arms during bypass surgery. For the patients, this can reduce pain while decreasing infections, and saving the hospital time and money. As a result, more patients can be safely treated in less time.

Q: How did you get into creating products for the cardiology field?

A: I answered an ad in the papers in the early '60s for medical sales put out by the world's largest x-ray company, Picker X-Ray. Their subsidiary, Picker International, was an export agent for small American companies exporting pulmonary, cardiac, and x-ray products. One of the products I was involved with was pacemakers made by Medtronic. Three years later, Medtronic's CEO flew to New York and hired me. I began to learn more and more about the heart through the transfer. With a history of heart attacks in my family, I've always been interested in the heart and was personally motivated since my father and brothers died from heart attacks. I am also self-taught. When I see a problem, I go after it. I am always aiming to create a product that can help others.

Q: What excites you most about this space you are in?

A: This is the most exciting work we've ever done because it covers so many people, surgeons, and types of surgeries. Our present work is focused on cardiac bypass, but the graft has the potential to be used throughout the body for a variety of applications. With about 800,000 to 1 million bypass surgeries on the heart each year and each patient receiving 3 to 4 grafts, there is a huge market where we can take care of so many patients globally. We are fortunate; because of our track record in the cardiac space, surgeons across the globe are excited to help us. We're developing a product that's incredibly needed.

Q: How do you see the LSI MedTech event having an impact on your company

A: We were honored to be invited to the conference by Scott Pantel and his team. At the conference, there will be the best selection of financial people and young entrepreneurs looking to learn what the next step is. We are also bringing in one of our advisors, formerly with the Mayo Clinic, to talk about what is happening in the medtech field and what we are doing at Medical21. It's an excellent opportunity for our company.

Q: Why do you think education on the topic of Regulation A+ plays such a vital role in expanding access to capital for MedTech companies?

A: In the environment of the 21st century, we must see how we can reach a wider audience for both financial needs and tap into the market of people who want to participate but are excluded by traditional private funding routes. Historically, these people could not invest until the company went public, leaving them unable to get in at an earlier stage. This provides everyday people the ability to invest in technology in the medtech space that will impact many people globally, especially when health is such a personal matter. The government gave these investors the ability to participate from the beginning, whether they were accredited or non-accredited individuals.

Q: Now that your company is using Regulation A+, how do you see that helping your company, and what impact do you think Reg A+ will have on other medtech companies?

A: We need capital, and it's not easy to initially jump to IPO's, even though I've done seven previous IPOs. Reg A+ can allow us to raise enough money to begin clinical trials. Reg A+ is a step in a company's financing as it grows, and a successful offering shows that your company can get it done and raise a large sum of money by reaching a large audience. RegA+ is essential for the future of the medical device industry because medical companies need financing for an extended period of time before the product is approved and sold. Before it can get to the point of sales, medtech relies on private investors for development and clinical trials of life-saving products.

Q: What advice would you give a young medtech entrepreneur as they begin their journey through capital raising and building their company?

A: I often give a talk entitled "The Trials and Tribulations of the Entrepreneur." I offer many bits of advice, and one of those is that before you even begin, you need to overcome simple life challenges to become an entrepreneur. In the medtech space, you have to be a "superman or superwoman" because, in addition to developing new technology, you need to do clinical trials in a risk-averse regulatory environment

makes things difficult. However, at the same time, risk must be taken. The greatest hazard in life is not taking risks; you cannot achieve anything if you don't take risks!

Thank you! Manny

Regulation A Disclaimer

This communication may be deemed to be a solicitation of interest under Regulation A under the Securities Act of 1933, in which case the following apply:

No money or other consideration is being solicited, and if sent in response, will not be accepted;

No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date;

A person's indication of interest involves no obligation or commitment of any kind; and

An offering statement, which would include a preliminary offering circular, has not yet been filed with the SEC.

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